Exhibit 4.3

NEPTUNE WELLNESS SOLUTIONS INC.

AMENDMENT TO THE

COMMON SHARE PURCHASE WARRANTS

This Amendment to the Common Share Purchase Warrants (this “Amendment”) is entered into as of September 21, 2023, by and between Neptune Wellness Solutions Inc., a Quebec corporation (the “Company”), and [●] (the “Holder”).

WHEREAS, the Holder is the holder of (i) warrants issued as of ●, to purchase up to ● common shares of the Company, without par value, and (ii) warrants issued as of ●, to purchase up to ● common shares of the Company, without par value (collectively, the “Original Warrants”); and

WHEREAS, pursuant to Section 5(l) of each of the Original Warrants, each of the Original Warrants may be modified or amended or the provisions thereof waived with the written consent of the Company and the Holder; and

WHEREAS, the Company and the Holder desire to amend the Original Warrants as set forth in this Amendment.

NOW, THEREFORE, in consideration of the mutual agreements contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Company and the Holder hereby agree as follows:

1.     Exercise Price. Section 2(b) of each of the Original Warrants shall be amended and shall be replaced in its entirety with the following language:

“b) The exercise price per Common Share under this Warrant shall be $2.50, subject to adjustment hereunder (the “Exercise Price”).

2.     Amendment to “Termination Date” Defined Term. The defined term “Termination Date” in each of the Original Warrants is hereby defined to mean with September 26, 2028.

3.     Most Favored Nations. The Company hereby represents and warrants as of the date hereof and covenants and agrees from and after the date hereof until six (6) months after the date hereof, that none of the terms offered to any holder or holders of warrants or options to purchase Common Shares of the Company that were issued by the Company (each, an “Other Holder”) with respect to any under any other agreement related to the exercise of such warrants or options (“Other Warrant Exercise Agreement”) (or any amendment, modification or waiver thereof) relating to warrants that were issued prior to the date hereof, is or will be more favorable to such Other Holder than those of the Holder and this Amendment unless such terms are concurrently offered to the Holder. If, and whenever on or after the date hereof until six (6) months after the date hereof, the Company enters into an Other Warrant Exercise Agreement relating to warrants that were sold prior to the date hereof, then (i) the Company shall provide notice thereof to the Holder promptly following the occurrence thereof and (ii) the terms and conditions of this Amendment shall be, without any further action by the Holder or the Company, automatically amended and modified in an economically and legally equivalent manner such that the Holder shall receive the benefit of the more favorable terms and/or conditions (as the case may be) set forth in such Other Warrant Exercise Agreement (including the issuance of additional Warrant Shares (as defined therein)), provided that upon written notice to the Company at any time the Holder may elect not to accept the benefit of any such amended or modified term or condition, in which event the term or condition contained in this Amendment shall apply to the Holder as it was in effect immediately prior to such amendment or modification as if such amendment or modification never occurred with respect to the Holder. The provisions of this paragraph shall apply similarly and equally to each such Other Warrant Exercise Agreement. Notwithstanding anything herein to the contrary, this Section 3 shall not apply with respect to any employee options existing as of the date of this Amendment.

4.     No Further Amendment. Except as amended by this Amendment, the Original Warrants remain unaltered and shall remain in full force and effect.

5.     Governing Law. This Amendment shall be governed by and construed and enforced in accordance with, and all questions concerning the construction, validity, interpretation and performance of this Amendment shall be governed by, the laws of the State of New York, except for its conflicts of law provisions.

6.     Counterparts. This Amendment may be executed in any number of counterparts, each of which will be deemed an original and all of which together will constitute one and the same instrument. Signatures delivered by facsimile, electronic mail (including as a PDF file) or other transmission method shall be deemed to be original signatures, shall be valid and binding, and, upon delivery, shall constitute due execution of this Amendment.

7.     Miscellaneous.

7.1. This Amendment is intended for the benefit of the parties hereto and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other Person.

7.2. The decision of the Holder to enter into this Amendment has been made by such Holder independently of any other Holder.

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IN WITNESS WHEREOF, each of the parties has caused this Amendment to be executed by its duly authorized representatives.

COMPANY

NEPTUNE WELLNESS SOLUTIONS INC.

By:

Name:

Title:

HOLDER

[●]

By:

Name:

Title: